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                                                                   Exhibit 10.18

                        THE SEALY CORPORATION BONUS PLAN
                        --------------------------------

         Sealy Corporation (the "Company") hereby adopts the bonus Plan (the "Plan") for the benefit of certain employees and subject to the terms and provisions set forth below.

1. PURPOSE. The Sealy Corporation Bonus Plan is intended to attract and retain employees in key positions of Sealy Corporation and selected subsidiaries (the "Company"), to motivate participants toward achieving the Company's objectives and to reward participants for their contributions to the success of the Company.

2. ADMINISTRATION. The Plan is administered by the Board of Directors of the Company. The Board may delegate any of its rights and duties under the Plan to the Human Resources Committee or an officer of the Company. The Board establishes administrative rules, determines employee eligibility, establishes the awards to be made under the Plan and their terms and conditions. In addition, the Board has authority to adjust or modify the Plan or its operations to deal with unusual or unanticipated events in a fair and equitable manner. The Board shall construe and interpret the Plan and its determinations shall be final and binding upon all Plan participants.

3. PARTICIPATION. Participants in the Plan are selected during each fiscal year by the Board from exempt salaried employees. Participants are assigned to a bonus group at the sole discretion of the Board, with groupings generally as follows:

         Group 8:       Selected Senior Company Executives

         Group 7:       Senior Company Executives

         Group 6:       Corporate and Regional Vice Presidents

         Group 5:       Other Senior Management

         Group 4:       Plant Managers, Sales Managers

         Group 3:       Other Middle Management

         Group 2:       Plant Controllers, Senior Professionals and Supervisors

         Group 1:       Selected Exempt Employees

         Non-exempt employees (eligible for overtime) and Sales Representatives shall not participate in the Bonus Plan. Participation in the Plan in one year does not establish an employment relationship for a fixed duration and does not confer the right to continue in the employ of the Company or to participate in the Plan or any similar plan in any subsequent year. Participants may be added or have their bonus group changed during a fiscal year on a pro-rated basis at the discretion of the Board.

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4.       AMOUNT OF AWARD.  Bonus awards under the Plan are based on the degree to which the financial performance of the Company, its operating plants, regions and selected subsidiaries meet the goals established for each fiscal year.

         Individual awards under the Plan are based on the performance of the business segment (i.e., Company, division, plant and/or region) to which such participant is assigned. The percentage of salary used in the bonus award calculation for each Group increases from zero to a stated maximum as performance exceeds the minimum goal according to the following Schedule of Bonus Awards:

    GROUP           MINIMUM                TARGET               MAXIMUM
    -----           -------                ------               -------
       8            (As determined by the Board for each participant)

       7                  0%                 35%                  70%

       6                  0%                 30%                  60%

       5                  0%                 25%                  50%

       4                  0%                 20%                  40%

       3                  0%                 15%                  30%

       2                  0%                 10%                  20%

       1                  0%                  5%                  10%

       Subject to section 5 below, bonus awards will be calculated as a percentage of a participant's weighted average annual rate of base salary in effect for the fiscal year for which a bonus is payable.

5. SPECIAL CIRCUMSTANCES. A participant's bonus award will be prorated based upon the number of days of active employment during the fiscal year under any of the following circumstances occurring during the fiscal year:

       a) the participant is hired or rehired after the beginning of the fiscal year;

       b) the participant terminates employment by reason of (1) death, (2) long term disability, or (3) retirement (after attainment of age 65 or attainment of age 62 with 10 or more years of service); or

       c) the participant experiences a period of unpaid leave of absence (whether by layoff, workers compensation leave or other leave of absence) for a continuous period of 30 days or more.

       A participant who is transferred or promoted during the fiscal year will receive a prorated bonus based upon the number of days worked at each location/segment and/or in each bonus classification group.

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6.     GOALS.  The goals for the participating segments will be based on corporate cash requirements, budgets and expected results. The bonus goals are defined as follows:

         MAXIMUM is the goal assigned to each segment that provides a bonus payout of two times the target payment.

         TARGET is the goal assigned to each segment that provides a bonus payout at target.

         MINIMUM is the goal assigned to each segment that must be achieved prior to any bonus payout.

       Segments will be measured on one or more from among the following goals, as reported for each segment per Sealy internal financial statements; specifically, Report 60 (Income Statements) and Report 70 (Balance Sheets) issued monthly:

       a)      CORPORATE OPERATING CASH FLOW (COCF), defined as:
               Income from Operations
               Plus Depreciation
               Minus Corporate General and Administrative Expenses Plus or minus Other Income and Expenses

       b)      CORPORATE RETURN ON INVESTMENT (CROI) defined as:
               Net Income before Extraordinary Items
               Divided by Average Net Tangible Assets

               Net Tangible Assets is defined as:
                  Current Assets
                  plus Property, Plant, & Equipment
                  minus Current Liabilities (excluding current portion of debt)

                Average Net Tangible Assets is further defined as: (Net Tangible
                  Assets at the close of the prior fiscal year plus Net Tangible Assets at the close of the current fiscal year) divided by two

       c)      SEGMENT OPERATING CASH FLOW/CAPITAL CHARGE (SOCF) defined as:
               Income from Operations
               Plus Depreciation
               Minus Business Unit General and Administrative Expenses (where applicable)
               Minus Capital Charge
               plus or minus Other Income or Expenses

               Capital Charge is further defined as a fixed percentage of:
                  (Accounts Receivable plus Inventory minus Accounts Payable)

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       d)      SEGMENT RETURN ON INVESTMENT (SROI) defined as:
               Segment Operating Cash Flow/Capital Charge (SOCF)
               Divided by Average Net Tangible Assets for the Business Unit

                  calulated as in (c) and (b) above, respectively

       e) AGGREGATE INCOME FROM PLANT OPERATIONS (IPO/A) which is defined as aggregate income from plant operations attributed to certain customers. The Aggregate IPO for any customer is based on the products sold to those accounts, the gross profit margin of the products sold from the plants where they were produced and the fully apportioned selling, administrative and overhead expenses associated with the accounts.

       f)      Other Targets approved by the Board

Adjustments will be provided for: i) Extraordinary Items as defined by APB 30, e.g. "unusual in nature and infrequent in occurrence"; ii) any financial impact of new accounting pronouncements; and iii) any other items approved by the Board or the HR Committee.

       The following table describes the segment percentage and measurement before taking into account the application of any other targets described in (f) above:



                    Goal as Percent of Overall Target Bonus*

   Segment                 COCF      CROI      SOCF       SROI     IPO/A   Other
--------------             ----      ----      ----       ----     -----   -----

Sealy, Inc.                 50%       50%
USA Bedding                 25%       25%       25%       25%
US Sales Districts          25%       25%       50%
US Sales Regions            25%       25%       50%
National Accounts           25%       25%                           50%
Contract Sales              25%       25%                           50%
Sealy/S&F Plants            25%       25%       25%       25%
US Operations Regions       25%       25%       25%       25%
Components-Spring           25%       25%       25%       25%
Components-Pad              25%       25%       25%       25%
Components-Total            25%       25%       25%       25%
Sealy Canada                25%       25%       25%       25%
Sealy Mexico                25%       25%       25%       25%
Sealy Intnatl-Devel         25%       25%       25%       25%
Sealy Intnatl-Total         25%       25%       25%       25%
Samuel Lawrence Furn        25%       25%       25%       25%
Other                                 (As determined by the Board)

      * The percentage allocation of goals may be modified where necessary to provide for the most appropriate reflection of the organizational structure and goals.

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7.      ELIGIBILITY AND METHOD OF PAYMENT OF AWARD. A participant must be employed by the Company on November 30 of the fiscal year for which a bonus is payable, to be eligible to receive a bonus award for such fiscal year, unless employment is terminated by reason set forth in Section 5(b). All such bonus awards shall be paid in a single cash lump sum, less applicable withholding, on the January 31 immediately succeeding the end of such fiscal year, or, if later, promptly after the completion of the audit of the Company's financial statements.

8. AMENDMENT AND TERMINATION. The Plan is effective December 1, 1996. The Board may amend, terminate or otherwise modify the Plan at any time.

         IN WITNESS HEREOF, SEALY CORPORATION, by its appropriate officers duly authorized, has executed this instrument this 30th day of Oct., 1996.

                                  SEALY CORPORATION


                                     /s/ Ron L. Jones - President/C.E.O.
                                     -----------------------------------
                                  By                    Title

                                     /s/                VP Human Resoures
                                     ------------------------------------
                                  By                    Title

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